Exhibit 99.5
Mr. Jack D. Cowles' Biography

      Mr. Jack D. Cowles has been a Managing Director of JDC Consulting, a management consulting firm, since 1997. JDC, headquartered in New York City, provides a broad range of senior level management consulting services including strategy, business process improvement and implementation, change management, financial management, due diligence and merger integration. Mr. Cowles received a Bachelor of Arts, Economics degree; Phi Beta Kappa, from the University of Michigan in 1983 and a Masters of Business Administration degree for the University of Pennsylvania, Wharton School of Business in 1994.